Exhibit 10.1

Predictive Oncology Inc. (POAI)

2021 Long-Term Incentive Plan (LTIP)

Effective May 17, 2021

Goals of Long-Term Incentive Plan

Long-Term Incentive Plan (LTIP) awards are intended to reward senior executives in a manner that aligns remuneration with the creation of shareholder wealth. Under the LTIP, the CEO and CFO, are being granted equity awards under the Amended and Restated 2012 Stock Incentive Plan (the “Stock Incentive Plan”) as described below. The awards are structured to reward performance and result in officer retention.

LTIP Awards for 2021-2023

The CEO and CFO will be granted restricted stock units (RSUs) that will provide the appropriate incentives to the executive officers over the critical three year performance period consisting of fiscal years 2021, 2022 and 2023.

Terms of RSU Awards. The RSU awards are being granted as of May 17, 2021, the effective date of the LTIP.

•	The awards will consist of 300,000 RSUs for the CEO and 150,000 RSUs for the CFO. Each RSU award will consist of three equal tranches, corresponding to the three years in the performance period.

•	These LTIP awards will vest on January 1, 2024, with the level of vesting of each tranche based on (1) the level of achievement of performance goals for the corresponding fiscal year (see Performance Goals below) and (2) continued employment of the executive through January 1, 2024.

•	To the extent vested, the awards will be paid out on or before March 15, 2024, following the determination of POAI’s earnings per share in 2023.

•	To the extent vested, the awards will be paid out in shares of common stock. However, if the shareholders do not approve a sufficient increase in the share reserve under the Stock Incentive Plan by January 1, 2024, then only the first tranche will be paid out in common stock, and the second and third tranches will be paid out in cash equal to the value of the shares that would have vested and been paid out.

Performance Goals. The RSUs in the tranche for each fiscal year will vest based on two components:

•	Stock Price. One-half (1/2) of the shares in the tranche for each year (50,000 shares for the CEO and 25,000 shares for the CFO) will vest based on the average closing share price of POAI common stock over the last twenty (20) trading days of the fiscal year, as follows:

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Tranche/ Performance Year	Threshold Price (vesting of 50% of one-half of tranche)	Target Price (vesting of 100% of one-half of tranche)	Maximum Price (vesting of 150% of one-half of tranche)
2021	$2.00	$2.50	$3.00
2022	$3.00	$4.00	$5.00
2023	$4.00	$5.00	$6.00

If the average trading price is less than the Threshold Price, 0% of one-half of the shares in the tranche for that year will vest. If the average trading price is between the Threshold Price and the Target Price, the number of shares that vest will be prorated between the levels for the Threshold Price (50%) and the Target Price (100%). If the average trading price is between the Target Price and the Maximum Price, the number of shares that vest will be prorated between levels for the Target Price (100%) and the Maximum Price (150%).

•	Earnings (Loss) Per Share. One-half (1/2) of the shares in the tranche for each year will vest based on the Company’s earnings (loss) per common share (EPS) for that fiscal year, as follows:

Tranche/ Performance Year	Threshold Level EPS* (vesting of 50% of one-half of tranche)	Target Level EPS* (vesting of 100% of one-half of tranche)	Maximum Level EPS* (vesting of 150% of one-half of tranche)
2021	($0.26) loss	($0.20) loss	($0.15) loss
2022	($0.20) loss	($0.13) loss	($0.10) loss
2023	($0.13) loss	($0.05) loss	$0.00 (break even)

* EPS is based on the basic earnings (loss) per common share for each year.

If the level of EPS for a fiscal year is less than the Threshold Level, 0% of one-half of the shares in the tranche for that year will vest. If the EPS for the fiscal year is between the Threshold Level and the Target Level, the number of shares that vest will be prorated between the levels for the Threshold Price (50%) and the Target Price (100%). If the average trading price is between the Target Level and the Maximum Level, the number of shares that vest will be prorated between levels for the Target Price (100%) and the Maximum Price (150%).

Example. POAI’s stock price is equal to the Target level in 2021 and 2022 and equal to the Threshold level in 2023. The CEO vests in 50,000 shares in 2021, 50,000 shares in 2022 and 25,000 shares in 2023 based on stock price. EPS is halfway between Target level and Maximum level in all three years. The CEO vests in 62,500 shares every year based on EPS. The CEO is employed as of January 1, 2024, and therefore the CEO receives a payout of 312,500 shares in early 2024.

Committee Discretion. If Compensation Committee determines that circumstances have changed and modification is required to reflect the original intent of the performance goals, the Committee may in its discretion increase (but not decrease) the number of RSUs that vest for any of the covered years.

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Termination of Employment. In order to receive the payout under the RSU award, the executive must be continuously employed through January 1, 2024. However, if the executive is terminated without cause before that date, the RSUs will be paid out promptly based on the level of actual vesting for completed years and Target level vesting for years that have not yet been completed.

Death or Disability. Upon the death or disability of the executive prior to January 21, 2024, the RSUs will be paid out promptly based on the level of actual vesting for completed years and Target level vesting for the then-current year, prorated for the portion of the year prior to death or disability.

Approved by Compensation Committee of the Board, May 17, 2021.

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